Sangamo BioSciences Reports Fourth Quarter and Full Year 2011 Financial Results

RICHMOND, Calif., Feb. 8, 2012 /PRNewswire/ -- Sangamo BioSciences, Inc. (Nasdaq: SGMO) today reported fourth quarter and full year 2011 financial results and accomplishments.

For the fourth quarter ended December 31, 2011, Sangamo reported a consolidated net loss of $6.4 million, or $0.12 per share, compared to a net loss of $8.3 million, or $0.18 per share, for the same period in 2010. As of December 31, 2011, the Company had cash, cash equivalents and marketable securities of $84.5 million.

Revenues were $4.7 million for the fourth quarters of both 2011 and 2010. Fourth quarter 2011 revenues were generated from the Company's collaboration agreements with Dow AgroSciences (DAS) and Sigma-Aldrich Corporation (Sigma), agreements related to protein production and research grants. The revenues recognized for the fourth quarter of 2011 consisted of $3.2 million in collaboration agreements and $1.5 million in research grants, compared to $2.2 million and $2.5 million, respectively, for the same period in 2010.

The increase in collaboration agreement revenues was due to increased sublicensing and manufacturing revenue from DAS as well as increased royalty revenue from Sigma. The decrease in research grant revenues was primarily due to the receipt of four Qualifying Therapeutic Development Program awards in December 2010 and decreased revenues from the Juvenile Diabetes Research Foundation to support qualified expenses incurred in Sangamo's clinical development program for SB-509. These decreases were partially offset by increased revenues from other research grant awards.

Research and development expenses were $7.9 million for the fourth quarter of 2011, compared to $9.9 million for the same period in 2010. The decrease in research and development expenses for the fourth quarter of 2011 was primarily related to the completion of the SB-509-901 study and termination of the program, partially offset by higher expenses for our SB-728-T HIV/AIDS program. General and administrative expenses were $3.2 million for the fourth quarters of both 2011 and 2010.

Total operating expenses for the fourth quarter of 2011 were $11.1 million, compared to $13.0 million for the same period in 2010.

Full Year Results

For the year ended December 31, 2011, the consolidated net loss was $35.8 million, or $0.71 per share, compared to a consolidated net loss of $24.9 million, or $0.55 per share, for the year ended December 31, 2010. Revenues were $10.3 million in 2011, compared to $20.8 million in 2010. The decrease in revenues was primarily due to the completion in July 2010 of the amortization period related to the commercial license fee received from Sigma under the expanded agreement of 2009, resulting in $10.3 million of related revenue being recognized in 2010. Total operating expenses were $46.1 million for 2011 and $45.7 million for 2010.

Recent Events

  Establishment of Collaboration and License Agreement between Shire and Sangamo to Develop ZFP Therapeutics® for the Treatment of Hemophilia and Other Monogenic Diseases.  On January 31, 2012, Sangamo and Shire, the global specialty biopharmaceutical company, entered into a strategic alliance to research, develop and commercialize human therapeutics for hemophilia and other monogenic diseases based on Sangamo's zinc finger DNA-binding protein (ZFP) technology.  Under the terms of the agreement, the two companies will develop human therapeutic products for seven gene targets, which include blood clotting Factors VII, VIII, IX and X, for treating hemophilia and three additional gene targets to be selected.  We have granted Shire an exclusive, world-wide, royalty-bearing license, with the right to grant sublicenses.  Sangamo is responsible for all research activities through the submission of an Investigative New Drug Application (IND) or European Clinical Trial Application (CTA), and Shire will reimburse us for all internal and external program-related costs.  Shire is responsible for clinical development and commercialization of products generated from the research program. Sangamo receives an upfront license fee of $13.0 million. We are also eligible to receive milestone payments upon the achievement of specified research, regulatory, clinical development, commercialization and sales milestones of up to $213.5 million per gene target.   Of this, we receive a total of $8.5 million per target upon the acceptance of an IND or CTA submission.  We are also eligible to receive royalty payments that are a tiered double-digit percentage of net sales of products developed under the collaboration.
  Initiation of Two New Phase 2 Clinical Trials to Evaluate SB-728-T in Program to Develop a "Functional Cure" for HIV/AIDS. The studies employ two approaches to increase the number of engrafted T-cells in which both CCR5 gene copies are modified (biallelically modified) in SB-728-T-treated, HIV-infected subjects. The first, a Phase 2 extension of an ongoing trial (SB-728-902, Cohort 5), is designed to further investigate the effect of SB-728-T treatment on HIV viral load in subjects that are naturally heterozygous for the CCR5 delta-32 gene mutation (i.e. one of their two CCR5 gene copies has the mutation and one is normal).  The second, a Phase 1/2  study (SB-728-1101), in HIV-infected subjects without the CCR5 delta-32 mutation, employs a conditioning pretreatment designed to significantly enhance the number of engrafted biallelically modified T-cells.
  Termination of Development of SB-509. Sangamo's Phase 2b study (SB-509-901) did not meet its primary or secondary clinical endpoints in subjects with moderate severity diabetic neuropathy (DN) as compared to placebo and so all further development of the drug was halted.
  Presentation of New Data from ZFP Therapeutic Program in Hemophilia B at American Society for Hematology Meeting (ASH). The data demonstrate permanent correction of  the human Factor IX  gene in an adult mouse model of hemophilia B using systemic delivery of zinc finger nucleases (ZFNs) which resulted in the restoration of the normal rate of blood clotting for the duration of the study period.
  Publication in Nature of Gene Correction Strategy for Alpha 1-Antitrypsin Deficiency.  Preclinical studies demonstrating highly specific, functional correction of the alpha 1-antitrypsin (A1AT) gene defect in patient-derived induced pluripotent stem cells (iPSCs) using ZFNs were published in Nature.  These data further highlight the precision and broad applicability of ZFN-based genome-editing for the development of ZFP Therapeutics for the treatment of monogenic diseases.

Financial Guidance for 2012

  Cash and Investments: Sangamo expects that its cash, cash equivalents and marketable securities will be at least $75 million at the end of 2012, inclusive of the upfront license fee and research funding from Shire but exclusive of funds arising from additional new collaborations or partnerships, or other new sources.
  Revenues: Sangamo expects that revenues will be in the range of $14 to $18 million in 2012, inclusive of research funding from Shire.
  Operating Expenses: Sangamo expects that operating expenses will be in the range of $43 to $47 million for 2012.

Conference Call

Sangamo will host a conference call today, February 8, 2012 at 5:00 p.m. ET, which will be open to the public. The call will also be webcast live and can be accessed via a link on the Sangamo BioSciences website in the Investor Relations section under "Events and Presentations" http://investor.sangamo.com/events.cfm. The webcast replay will also be available for two weeks after the call. During the conference call, the company will review these results, discuss other business matters, and provide guidance with respect to 2012.

The conference call dial-in numbers are 877-377-7553 for domestic callers and 678-894-3968 for international callers. The passcode for the call is 46071015. For those unable to listen in at the designated time, a conference call replay will be available for one week following the conference call, from approximately 8:00 p.m. ET on February 8, 2012 to midnight ET on February 15, 2012. The conference call replay numbers for domestic and international callers are (855) 859-2056 and (404) 537-3406, respectively. The conference ID number for the replay is 46071015.

About Sangamo

Sangamo BioSciences, Inc. is focused on research and development of novel DNA-binding proteins for therapeutic gene regulation and genome editing. Sangamo has a Phase 2 clinical trial and two Phase 1/2 clinical trials to evaluate the safety and efficacy of a novel ZFP Therapeutic® for the treatment of HIV/AIDS. Other therapeutic programs are focused on monogenic diseases, including hemophilia and hemoglobinopathies, and Parkinson's disease. Sangamo's core competencies enable the engineering of a class of DNA-binding proteins known as zinc finger DNA-binding proteins (ZFPs). By engineering ZFPs that recognize a specific DNA sequence Sangamo has created ZFP Nucleases (ZFNs) for gene modification and ZFP transcription factors (ZFP TFs) for gene regulation. Sangamo has established strategic partnerships with companies in non-therapeutic applications of its technology including Dow AgroSciences and Sigma-Aldrich Corporation. For more information about Sangamo, visit the company's website at www.sangamo.com.

ZFP Therapeutic® is a registered trademark of Sangamo BioSciences, Inc.

This press release contains forward-looking statements regarding Sangamo's current expectations. These forward looking statements include, without limitation, references to anticipated cash and investment balance, operating expenses, revenue and related cash proceeds, the research and development of ZFNs and ZFP TFs, clinical trials and therapeutic applications of Sangamo's ZFP technology platform, achievement of research milestones and objectives, strategic partnership and commercial license agreements with collaborators, presentation of data from research collaboration, and recognition of revenues under collaboration agreements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, the early stage of ZFP Therapeutic development, uncertainties related to the timing of initiation and completion of clinical trials, whether clinical trial results will validate and support the safety and efficacy of ZFP Therapeutics, and the ability to establish strategic partnerships. Further, there can be no assurance that the necessary regulatory approvals will be obtained or that Sangamo and its partners will be able to develop commercially viable gene-based therapeutics. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in the Company's operations and business environments. These risks and uncertainties are described more fully in Sangamo's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Statement of Operations Data:
Revenues:
Collaboration agreements	$ 3,234	$ 2,176	$ 6,110	$ 16,819
Research grants	1,514	2,513	4,209	3,986
Total revenues	4,748	4,689	10,319	20,805

Operating expenses:
Research and development	7,878	9,873	32,098	33,154
General and administrative	3,235	3,154	14,042	12,586
Total operating expenses	11,113	13,027	46,140	45,740
Loss from operations	(6,365)	(8,338)	(35,821)	(24,935)
Interest and other income, net	6	17	71	81
Net loss	$ (6,359)	$ (8,321)	$ (35,750)	$ (24,854)

Basic and diluted net loss per common share	$ (0.12)	$ (0.18)	$ (0.71)	$ (0.55)

Shares used in computing basic and diluted net loss per common share	52,524	45,273	50,512	45,167

SELECTED BALANCE SHEET DATA
	December 31, 2011	December 31, 2010
	(Unaudited)
Cash, cash equivalents and marketable securities	$ 84,463	$ 60,622
Total assets	87,336	62,999
Total stockholders' equity	80,132	55,907

CONTACT: Elizabeth Wolffe, Ph.D., +1-510-970-6000, x271, Sangamo BioSciences, Inc.